EXHIBIT 99

                                 PRESS RELEASE
                                                     FOR ADDITIONAL INFORMATION:
                                                       Contact Mel Switzer, Jr.,
                                                               President and CEO
                                                                  (707) 935-3200

                         SONOMA VALLEY BANCORP ANNOUNCES
                               RECORD ASSET GROWTH
                           TOTAL ASSETS $200 MILLION

SONOMA, Calif., Oct 9, 2003- Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported that the bank posted assets of $200 million at September 30, 2003, up 15% from $174 million a year ago. Deposits grew to $175 million, up $22 million or 14% from last year. Loans reached $119 million, up over $2 million from the third quarter of 2002. Earnings for the nine months ending September 30, 2003 were $2,143,000 or $1.47 per share versus $1.44 one year ago.

Earnings after taxes for the third quarter were $743,000 compared to $687,000 one year ago, an increase of over 8%. The annualized Return on Average Assets was 1.49% and the annualized Return on Average Equity was 14.35%. The Book Value for the stock at period end was $14.20, up 12% from one year ago.

Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS in 2002. This is the ninth year Sonoma Valley Bancorp has earned this recognition.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward- looking statements to reflect subsequent events or changed circumstances.